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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    January 17, 1996


                       GUILFORD MILLS, INC.
       (Exact name of registrant as specified in its charter)


Delaware                            1-6922            13-1995928
(State or other jurisdiction     (Commission       (IRS Employer
of incorporation)                 File Number)     Identification Number)


4925 West Market Street, Greensboro, N.C.                27407
(Address of principal executive office)                 (Zip Code)


Registrant's telephone number, including area code     (910) 316-4000


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Item 2.    Acquisition or Disposition of Assets.

           On January 17, 1996 (the "Closing Date"), Guilford Mills, Inc. ("Guilford") acquired 100% of the issued and outstanding capital stock (the "Stock") of Hofmann Laces, Ltd., Raschel Fashion Interknitting, Ltd. and Curtains and Fabrics, Inc. (collectively, the "Companies") from Bruno Hofmann (the "Seller"), the sole stockholder of the Companies.

           The Companies are engaged in the production of knitted lace fabrics for the apparel, intimate apparel and home furnishings markets. The Companies also produce stretch knit fabric for the apparel and swimsuit markets. The Companies operate five manufacturing facilities, two of which are located in Herkimer, New York and three of which are located in Cobleskill, New York. Each of the Companies will be operated as a wholly-owned subsidiary of Guilford. The Companies will continue to use the assets acquired by Guilford in a manner similar to or consistent with the use to which such assets were devoted prior to the acquisition.

           Pursuant to a Stock Purchase Agreement, dated January 12, 1996, between Guilford and the Seller (the "Agreement"), the aggregate purchase price for the Stock (the "Purchase Price") consists of three components:
(i) a cash payment of $22,006,800 paid to the Seller on the Closing Date, representing an estimate of the combined net worth of the Companies as of December 31, 1995 less the Loan, as defined below (such cash payment to be adjusted upon the availability of audited consolidated financial statements for the Companies as of December 31, 1995 to reflect their actual combined net worth), (ii) 200,000 shares of Guilford's common stock delivered to the Seller at the Closing Date, the further transfer of such stock to be prohibited, with certain exceptions, until December 31, 2000 and (iii) a contingent payment, payable in cash, shares of Guilford's common stock or a combination thereof at the Seller's election, in accordance with a formula based on Guilford's price-earnings' multiple and the Companies' average annual after-tax net income for the five year period ending on December 31, 2000.
In addition, on the Closing Date, Guilford loaned to one of the Companies the sum of $16,500,000 (the "Loan"), an amount equal to such Company's accumulated adjustments account which was distributed to the Seller at the Closing Date. The Loan bears interest at the prime rate of interest as announced from time to time by Citibank, N.A. and the principal amount of the Loan is payable on or before January 17, 2001. Guilford obtained the funds for the cash portion of the Purchase Price paid on the Closing Date as well as for the Loan by drawing under its $150,000,000 Revolving Credit Facility with Wachovia Bank of Georgia, N.A., as agent, and the following other banks: Wachovia Bank of North Carolina, N.A., Bank of Tokyo, Ltd. (Atlanta Agency), First Union National Bank of North Carolina, Morgan Guaranty Trust Company of New York, NationsBank, N.A. (Carolinas), NBD Bank and ABN AMRO Bank, N.V.

           The Seller entered into an employment agreement (attached hereto as Exhibit 2.1(a)) with the Companies pursuant to which he will serve as President and Chief Executive Officer of the Companies for a period ending on December 31, 2000. The Seller also entered into a consulting agreement with Guilford pursuant to which he will provide certain consulting and advisory services to Guilford during a period ending on December 31, 2000. Pursuant to the terms of the Agreement, Guilford has agreed to nominate and recommend the Seller, at

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Guilford's 1997 Annual Meeting of Stockholders, for election to Guilford's
Board of Directors, to serve in that class of Directors being elected at such meeting for a three year term until Guilford's 2000 Annual Meeting of Stockholders.

           The foregoing description of the Agreement is only a summary and reference is made to the Agreement, a copy of which is attached hereto as
Exhibit 2.1, for a complete statement of the terms of the Agreement.

Item 7.    Financial Statements and Exhibits.

           (a)   Financial Statements of Business Acquired.

                 The financial statements required pursuant to this item are not presently available and will be filed by amendment to Guilford's Current Report on Form 8-K at a later date pursuant to Item 7(a)(4).

           (b)    Pro Forma Financial Information.

                 The pro forma financial information required pursuant to this item is not presently available and will be filed by amendment to Guilford's Current Report on Form 8-K at a later date pursuant to Item 7(b)(2).

           (c)    Exhibits.

           2.1 Stock Purchase Agreement, dated January 12, 1996, by and between Guilford Mills, Inc. and Bruno Hofmann and Amendment No. 1 thereto, dated January 17, 1996.

           2.1(a) Employment Agreement, dated January 17, 1996, by and among Hofmann Laces, Ltd., Raschel Fashion Interknitting, Ltd., Curtains and Fabrics, Inc. and Bruno Hofmann.

           2.1(b) Promissory Note, dated January 17, 1996, issued by Raschel Fashion Interknitting, Ltd. in favor of Guilford Mills, Inc.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          GUILFORD MILLS, INC.
                                          (Registrant)


                                          By:  /s/ Terrence E. Geremski
                                               Terrence E. Geremski
                                               Vice President/Chief Financial
                                               Officer and Treasurer

Dated: January  31, 1996

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